Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph M. Solomon

President

(410) 665-7600

Banks of the Chesapeake, M.H.C. Announces Member Approval of Plan of Conversion and

Reorganization, Preliminary Results of Offering and Anticipated Closing Date

BALTIMORE, Maryland, September 20, 2018 – Banks of the Chesapeake, M.H.C. (the “Company”), the mutual holding company for Chesapeake Bank of Maryland (the “Bank”), today announced that the Plan of Conversion and Reorganization pursuant to which the Company will convert from the mutual holding company to the stock holding company form of organization, was approved by its members at a special meeting held on September 19, 2018.

In accordance with the Plan of Conversion and Reorganization, CBM Bancorp, Inc., the proposed stock holding company for the Bank, has conducted a subscription offering of shares of its common stock to, in order of priority, eligible account holders of the Bank, the Bank’s tax-qualified employee benefit plans, and the Bank’s depositors as of the voting record date for the special meeting.. The subscription offering expired on September 7, 2018, and was oversubscribed in the eligible account holder category.

The conversion, including the stock offering by CBM Bancorp, Inc., is expected to close the last week of September 2018, subject to the receipt of final regulatory approvals and the satisfaction of other customary closing conditions. The common stock of CBM Bancorp, Inc. is expected to trade on The Nasdaq Capital Market under the symbol “CBMB”. If you have any questions regarding the offering or the conversion, please call the Stock Information Center at (888) 317-2811.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which CBM Bancorp, Inc., the Company and the Bank are engaged.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.